AMENDMENT NO. 1
                                       TO
                                RIGHTS AGREEMENT

          THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT ("Amendment") is made and entered into as of September 9, 1999, by and between WICOR, INC., a Wisconsin corporation (the "Company"), and CHASEMELLON SHAREHOLDER SERVICES LLC, a New Jersey Limited liability company (the "Rights Agent"), and amends certain provisions of that certain Rights Agreement ("Agreement"), dated as of July 27, 1999, by and among the Company and the Rights Agent. Capitalized terms used herein that are not otherwise defined have the respective meanings set forth in the Agreement.

                              W I T N E S S E T H :

          WHEREAS, the Company and the Rights Agent entered into the Agreement in connection with the expiration of the Company's previous Rights Agreement, dated August 29, 1989; and

          WHEREAS, the Company desires to make certain changes to and amend the Agreement, all as set forth below.

          NOW, THEREFORE, in consideration of the covenants and agreements of the parties contained herein and related hereto, the Company and the Rights Agent agree as follows:

     1.   Amendments.

          a. The definition of "Acquiring Person" set forth in subsection (a) of
Section 1 of the Agreement is hereby amended and restated in its entirety to read as follows:

          "(a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 20% or more of the Common Shares of the Company then outstanding, but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, any entity holding Common Shares for or pursuant to the terms of any such plan, or any trustee, administrator or fiduciary of such a plan. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as a result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person would, but for the foregoing, become an Acquiring Person by reason of share purchases by the

     Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company at any time that the Person is or thereby becomes the Beneficial Owner of 20% or more of the Common Shares of the Company then outstanding (other than Common Shares acquired solely as a result of corporate action of the Company not caused, directly or indirectly, by such Person), then such Person shall be deemed to be an "Acquiring Person". Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person", as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement."

          b. Section 27 of the Agreement is hereby amended and restated in its entirety to read as follows:

          "Section 27. Supplements and Amendments. Prior to the Distribution Date and subject to the penultimate sentence of this Section 27, the Company may and the Rights Agent shall, if the Company so directs, supplement or amend any provision of this Agreement without the approval of any holders of certificates representing Common Shares. Without limiting the foregoing, the Company may at any time prior to such time as any Person becomes an Acquiring Person amend this Agreement to lower the thresholds set forth in Sections 1(a) and 3(a) hereof from 20% to not less than 10%, with appropriate exceptions for persons then beneficially owning Common Shares of the Company constituting a percentage of the number of Common Shares then outstanding equal to or in excess of the new threshold. From and after the Distribution Date and subject to the penultimate sentence of this Section 27, the Company and the Rights Agent shall, if the Company so directs, supplement or amend this Agreement without the approval of any holders of Right Certificates in order (i) to cure any ambiguity, (ii) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision herein, (iii) to shorten or lengthen any time period hereunder, or (iv) to change or supplement the provisions hereunder in any manner which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Right Certificates (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person); provided, that from and after the Distribution Date this Agreement may not be supplemented or amended to lengthen, pursuant to clause (iii) of this sentence, (A) a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable, or (B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits


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

     to, the holders of Rights. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything contained in this Agreement to the contrary, the Rights Agent may, but shall not be obligated to, enter into any supplement or amendment that affects the Rights Agent's own rights, duties, obligations or immunities under this Agreement. Notwithstanding anything contained in this Agreement to the contrary, no supplement or amendment shall be made which reduces the then effective Redemption Price or moves to an earlier date the then effective Final Expiration Date. Prior to the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Common Shares."

          c. The first sentence of Section 3(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

          "Until the earlier of (i) the tenth day after the Shares Acquisition Date or (ii) the tenth Business Day (or such later date as may be determined by action of the Company's Board of Directors prior to such time as any Person becomes an Acquiring Person) after the date of the commencement of, or of the first public announcement of the intention of any Person to commence, a tender or exchange offer the consummation of which would result in any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, any entity holding Common Shares for or pursuant to the terms of any such plan, or any trustee, administrator, or fiduciary of such a plan) becoming the Beneficial Owner of Common Shares of the Company aggregating 20% or more of the then outstanding Common Shares (the earlier of such dates being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for Common Shares registered in the names of the holders thereof (which certificates shall also be deemed to be Right Certificates) and not by separate Right Certificates, and (y) the right to receive Right Certificates will be transferable only in connection with the transfer of Common Shares."

     2. Miscellaneous. The Summary of Rights to Purchase Common Shares attached as Exhibit B to the Agreement shall be appropriately modified to reflect the amendments to the Agreement hereinabove adopted. Except as specifically amended and modified hereby, the Agreement shall stand and remain unchanged and in full force and effect in accordance with its original terms. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                                    * * * * *


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



          IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and attested, all as of the day and year first above written.

                                        WICOR, INC.

Attest:


By: /s/ Robert A. Nuernberg             By: /s/ Joseph P. Wenzler
    -------------------------------         -----------------------------
    Robert A. Nuernberg                     Joseph P. Wenzler
    Secretary                               Senior Vice President and
                                              Chief Financial Officer


                                        CHASEMELLON SHAREHOLDER
                                        SERVICES LLC
Attest:


By: /s/ David M. Cary                   By: /s/ Deodatt Lakeram
    -------------------------------         -----------------------------
    David M. Cary                           Deodatt Lakeram
    Assistant Vice President                Assistant Vice President


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